Exhibit 10.2

BUSINESS CONSULTANT AGREEMENT

        THIS BUSINESS CONSULTANT AGREEMENT (“Agreement”) is entered into effective November 4, 2008, between DISABOOM, INC., a Colorado corporation, with its principal offices located at 7730 E. Belleview Ave., Suite A-306, Greenwood Village, CO 80111 (the “Company”), and J.W. Roth having an address of 15975 Winding Trail Road, Colorado Springs, CO 80908 (“Roth”). The Company and Roth are referred to herein as the “Parties.”

        WHEREAS, Roth previously served as the Company’s chief executive officer and contemporaneously herewith are entering into a Severance Agreement whereby the Parties have mutually agreed to terminate Roth’s employment with the Company.

        WHEREAS, Roth will continue to serve as the Company’s chairman of the board of directors and has agreed to provide certain consulting services on behalf of the Company.

        NOW THEREFORE, in consideration of the following covenants and promises and for other valuable consideration as described below, the Parties hereby agree as follows:

        1.           Consulting Services. Roth agrees to provide certain consulting services for the Company (the “Consulting Services”) which shall consist of consultations with management of the Company as management may from time to time require during the term of this Agreement. Such consultation with management shall be with respect to public relations, business promotion, business growth and development, including mergers and acquisitions, and general business consultation.  The Consulting Services may include services pertaining to promoting the Company’s relationship with the financial and disabled communities, the preparation and distribution of reports and news releases to keep existing shareholders informed about the Company’s activities, maintaining regular communications with shareholders, and such other matters as may be agreed upon between the Company and Roth.

        2.           Term of Agreement. The term of this Agreement shall commence on the date hereof and shall continue unless and until terminated by either party. Either party may terminate this Agreement at any time and for any reason by providing the other party written notice.

        3.           Consideration.

                          3.1.   During the term of this Agreement the Company shall pay Roth cash compensation as follows:

(a) For the months of November and December 2008 Roth shall be paid at a monthly rate equal to $16,667 per month.

                      (b)               From January 1, 2009 until the termination of this Agreement, Roth shall be paid a monthly rate equal to $5,000 per month, payable on the 30th day of the month and payable in full for any day of the month for which this Agreement is in effect.

                          3.2 All payments due to Roth under section 3.1(a) hereof shall be paid to Roth on or about the 15th day and final day of each month, with half of the monthly consideration being paid on each date.

                          3.3 If this Agreement is terminated by either party the payment due to Roth under section 3.1(a) hereof for the month in which this Agreement is terminated shall be paid to Roth on a pro-rata basis based on the date at which the Agreement is terminated.

        3.4 Expenses incurred by Roth in performing services under this Agreement shall be reimbursed at cost within 30 days of receipt of an invoice at the offices of the Company. Notwithstanding, all expenses in excess of $500 shall be approved in writing prior to Roth incurring any expense for which he intends to be reimbursed.

        4.        Confidentiality of Company Information. Roth agrees at all times during the term this Agreement and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose, make known, divulge or communicate, directly or indirectly, to any person, firm, corporation or other entity without the prior written authorization of the Company, any Confidential Information of the Company or any Confidential Information of third parties provided to Roth by the Company. Roth understands that all Confidential Information is the sole and exclusive property of the Company or of third parties whose rights the Company wishes to protect. Roth will be vigilant in protecting all Confidential Information from disclosure to unauthorized persons and will comply with all rules and instructions of the Company concerning the physical, intellectual, and electronic security of the Company’s premises, property and records. Roth understands that “Confidential Information” means, without limitation, any Company proprietary information, intellectual property, patents, trademarks, copyrights, technical data, trade secrets or know-how, including, but not limited to, research, methods, business plans, products, services, price lists, customer lists, customer information and customers (including, but not limited to, customers of the Company on whom Roth called or with whom Roth became acquainted during the term of this Agreement), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, third party information or products, or other business information disclosed to Roth by the Company either directly or indirectly, whether orally, in writing, or by drawings or observation of parts or equipment. Roth understands that the Board of Directors of the Company may from time to time reasonably designate as Confidential Information other subject matters requiring confidentiality and secrecy which shall be deemed to be covered by the terms of this Agreement. Roth further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of his or of others who were under confidentiality obligations as to the item or items involved.

        The provisions of this Section shall survive the termination of this Agreement.

5.         Miscellaneous.

                          5.1 Independent Contractor.   Roth shall perform the Consulting Services as an independent contractor and not as an employee of the Company.

                          5.2 Entire Agreement; Modification.   This Agreement sets forth the entire understanding of the Parties with respect to the consulting services to be performed by Roth and supersedes all existing agreements among them concerning such subject matter, and may only be modified by the express written agreement of the party to be bound.

                          5.3 Notices.   Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by fax, three days after being mailed by first class mail, or one day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the following address or fax number for such party (or at such other address or fax number as shall hereafter be specified by such party by like notice):

(a)	If to the Company, to:

John Walpuck, President 7730 E. Belleview Ave. Suite A-306 Greenwood Village, CO 80111 Phone: (720) 407-6530 E-Mail: jwalpuck@disaboom.com

(b)	If to Roth, to:

J.W. Roth 15975 Winding Trail Road Colorado Springs, CO 80908 Phone: (719) 495-7136 E-Mail: roth357@juno.com

                          5.4 Waiver.   Neither Roth’s nor the Company’s failure to insist at any time upon strict compliance with this Agreement or any of its terms nor any continued course of such conduct on their part shall constitute or be considered a waiver by Roth or the Company of any of their respective rights or privileges under this Agreement.

                          5.5 Binding Effect. The provisions of this Agreement shall be binding upon, and inure to the benefit of the Company and Roth and their respective successors and assigns.

                          5.6 Assignment Prohibited. No assignment of this Agreement shall be made without the prior written consent of the other party.

                          5.7 Severability. If any provisions of this Agreement are deemed invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect.

                          5.8 Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                          5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                          5.10 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to conflict of laws. In the event of any dispute between the parties which results in litigation, the exclusive venue for such litigation shall be a district court within the state of Colorado.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

DISABOOM, INC. A Colorado corporation

By:	/s/ John Walpuck John Walpuck, President

J.W. ROTH

/s/ J. W. Roth J. W. Roth, Individually